Exhibit 99.1

Oncothyreon Reports Third Quarter 2013

Financial Results

Company to Hold Conference Call at 4:30 p.m. EST Today

SEATTLE, WASHINGTON, Nov 12, 2013/PRNewswire/ - Oncothyreon Inc. (NASDAQ: ONTY) today reported financial results for the third quarter ending September 30, 2013.

Loss from operations was $7.6 million for the three months ended September 30, 2013 compared with $7.7 million for the comparable period in 2012, and increased to $33.6 million for the nine months ended September 30, 2013 compared with $21.5 million for the comparable period in 2012. The increase in loss from operations for the nine months ended September 30, 2013 compared to the prior year period was primarily due to increases in research and development expenses, which included a $10.0 million upfront payment to Array BioPharma Inc. (Array) upon execution of the collaboration agreement with Array in May 2013. In addition, the increase in loss from operations was also due to increases in general and administrative expenses.

Net loss for the three months ended September 30, 2013 was $7.7 million, or $0.12 loss per basic and diluted share, compared with net loss of $8.6 million, or $0.15 loss per basic and diluted share, for the comparable period in 2012. Net loss for the nine months ended September 30, 2013 was $32.4 million, or $0.54 loss per basic and diluted share, compared with a net loss of $7.7 million, or $0.15 loss per basic and $0.41 loss per diluted share, for the comparable period in 2012. The decrease in net loss for the three months ended September 30, 2013 compared to the prior year period was primarily attributable to the difference in the change in the fair value of warrant liability. The increase in net loss for the nine months ended September 30, 2013 compared to the prior year period was attributable to the difference in the change in the fair value of the warrant liability and increases in research and development expenses, primarily the $10.0 million upfront payment to Array and increased activity related to the development of Oncothyreon’s product candidates ONT-10 and ONT-380. The increase in loss was also the result of increased general and administrative expenses.

As of September 30, 2013, Oncothyreon’s cash, cash equivalents and investments were $71.9 million, compared to $83.8 million at December 31, 2012, a decrease of $11.9 million, or 14.2 percent. The decrease was primarily attributable to $30.8 million of cash used in operations during the nine months ended September 30, 2013. This decrease was offset in part by net proceeds from the sale of 5,791,697 shares of Oncothyreon common stock through the “at the market” equity offering program with Cowen and Company, LLC. Of these proceeds, $9.8 million were received by September 30, 2013 and are included in the $71.9 million total, while

$1.4 million were pending settlement and were received in October 2013. In addition, Oncothyreon closed a registered direct offering of 5,000,000 shares of Oncothyreon common stock and warrants to purchase 5,000,000 shares of common stock in June 2013 for net proceeds of approximately $9.9 million.

Financial Guidance

Oncothyreon believes the following financial guidance to be correct as of the date provided. Oncothyreon is providing this guidance as a convenience to investors and assumes no obligation to update it.

Exclusive of the one-time, upfront payment to Array, Oncothyreon currently expects operating expenses in 2013 to be similar to 2012 and cash used in operations in 2013 to be approximately $28 to $30 million. As a result, Oncothyreon estimates that its existing cash, cash equivalents and investments will be sufficient to fund operations for at least the next 12 months.

Conference Call and Webcast

Oncothyreon will conduct a conference call today, November 12, 2013 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss its third quarter 2013 financial results and provide a review of its pipeline of products in development. To participate in the call by telephone, please dial (877) 280-7291 (United States) or (707) 287-9361 (International). In addition, the call will be webcast live and can be accessed on the “Events” page of the “News & Events” section of Oncothyreon’s website at www.oncothyreon.com. An archive of the webcast will be available after completion of the discussion and will be posted on Oncothyreon’s website.

About Oncothyreon

Oncothyreon is a biotechnology company specializing in the development of innovative therapeutic products for the treatment of cancer. Oncothyreon’s goal is to develop and commercialize novel synthetic vaccines and targeted small molecules that have the potential to improve the lives and outcomes of cancer patients. For more information, visit www.oncothyreon.com.

Forward-Looking Statements

In order to provide Oncothyreon’s investors with an understanding of its current results and future prospects, this release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include Oncothyreon’s expectations regarding future expenses and the use and adequacy of cash resources.

Forward-looking statements involve risks and uncertainties related to Oncothyreon’s business and the general economic environment, many of which are beyond its control. These risks,

uncertainties and other factors could cause Oncothyreon’s actual results to differ materially from those projected in forward-looking statements, including the risks associated with the costs and expenses of developing its product candidates, the adequacy of financing and cash, cash equivalents and investments, changes in general accounting policies, general economic factors, achievement of the results it anticipates from its clinical trials of its product candidates and its ability to adequately obtain and protect its intellectual property rights. Although Oncothyreon believes that the forward-looking statements contained herein are reasonable, it can give no assurance that its expectations are correct. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. For a detailed description of Oncothyreon’s risks and uncertainties, you are encouraged to review the documents filed with the securities regulators in the United States on EDGAR and in Canada on SEDAR. Oncothyreon does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

Additional Information

Additional information relating to Oncothyreon can be found on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.

Investor and Media Relations Contact:

Julie Rathbun

Rathbun Communications

206-769-9219

ir@oncothyreon.com

ONCOTHYREON INC. 2601 Fourth Avenue, Suite 500, Seattle, WA 98121

Tel: (206) 801-2100 Fax: (206) 801-2101

http://www.oncothyreon.com

ONCOTHYREON INC.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
Expenses
Research and development	$5,517	$5,783	$27,374	$16,348
General and administrative	2,085	1,902	6,266	5,181

Total operating expenses	7,602	7,685	33,640	21,529

Loss from operations	(7,602)	(7,685)	(33,640)	(21,529)

Other income (expense)
Investment and other income (expense), net	66	32	118	(167)
Interest expense	—	—	—	(309)
Change in fair value of warrant liability	(174)	(972)	1,126	14,336

Total other income (expense), net	(108)	(940)	1,244	13,860

Net loss	$(7,710)	$(8,625)	$(32,396)	$(7,669)

Net loss per share - basic	$(0.12)	$(0.15)	$(0.54)	$(0.15)
Net loss per share - diluted	$(0.12)	$(0.15)	$(0.54)	$(0.41)
Shares used to compute basic net loss per share	63,886,874	57,186,749	59,962,328	52,564,914

Shares used to compute diluted net loss per share	63,886,874	57,186,749	59,962,328	53,899,276

ONCOTHYREON INC.

Consolidated Balance Sheet Data

(In thousands except share amounts)

(Unaudited)

	As of
	September 30, 2013	December 31, 2012
Cash, cash equivalents and investments	$71,916	$83,756

Total assets	$79,231	$89,435

Long term liabilities	$2,604	$4,041

Stockholders’ equity	$72,506	$82,323

Common shares outstanding	68,060,844	57,216,237